Exhibit 99.1

Orient Paper, Inc. to Hold Annual Meeting of Stockholders on August 29, 2015

BAODING, China, August 17, 2015 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced that it will hold its 2015 annual meeting of stockholders on August 29, 2015 in Beijing, China.

Date:	August 29, 2015
Time:	10:00 a.m. local time
Location:	Beijing JianYin Hotel No. 2, West Station South Road, Fengtai District, Beijing, People’s Republic of China 100073

As fully discussed in the definitive proxy statement described below, the annual meeting will be devoted to the following proposals:

1.	Election of two Class I directors to serve on the Board of Directors of the Company, with such Class I directors to serve until the 2017 annual meeting of stockholders and until their respective successors have been duly elected and qualified or until his or her earlier resignation, removal or death;

2.	Ratification of the appointment of BDO China Shu Lun Pan CPAs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	Approval of the Orient Paper, Inc. 2015 Omnibus Equity Incentive Plan, pursuant to which the Company may issue up to an aggregate of 1,500,000 shares of common stock to directors, officers, employees and/or consultants of the Company and its subsidiaries; and

4.	Such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on July 29, 2015 are entitled to receive notice and vote at the annual meeting.

Additional Information

This press release may be deemed to be solicitation material in respect of the annual meeting. In connection with the annual meeting, the Company filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2015, a definitive proxy statement, which is publicly available, and has mailed such definitive proxy statement to stockholders on or about August 12, 2015. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSALS, THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE PROPOSALS ON BEHALF OF THE COMPANY, AND THE INTERESTS OF THOSE PERSONS IN THE PROPOSALS AND RELATED MATTERS. Stockholders may access the Company’s definitive proxy statement, without charge, at the SEC’s website www.sec.gov, or at the Company’s corporate website http://www.orientpaperinc.com/Key-Financials.html.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper.

With production based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

ICR, LLC

Bill Zima

Tel: +1 (203) 682-8200

Email: bill.zima@icrinc.com